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                                                                    EXHIBIT 12.1

                                                     Six Months Ended                   Years Ended
                                                         June 30,                       December 31,
                                                     ---------------   ---------------------------------------------
                                                      2003     2002     2002      2001     2000       1999     1998
                                                     ------   ------   ------    ------   -------    ------   ------
                                                                         (Dollars in thousands)

Net income                                           1,799    1,228     3,214     2,105     2,416     1,536      525

Income taxes                                           969      658     1,755     1,147     1,466       293     --

Income before taxes                                  2,768    1,886     4,969     3,252     3,882     1,829      525


Fixed charges - total                                7,149    7,969    15,803    18,034    14,944     8,481    4,907
Less deposit interest expense                        4,928    6,475    12,142    16,993    14,590     8,473    4,907


Fixed charges - excluding deposit interest           2,221    1,494     3,661     1,041       354         8     --


Ratio calculation
       Income before taxes                           2,768    1,886     4,969     3,252     3,882     1,829      525
       Fixed charges - excluding deposit interest    2,221    1,494     3,661     1,041       354         8     --

       Earnings                                      4,989    3,380     8,630     4,293     4,236     1,837      525


       Fixed charges - excluding deposit interest    2,221    1,494     3,661     1,041       354         8     --


       Ratio of Earnings to fixed Charges
          excluding deposit interest (x)              2.25     2.26      2.36      4.12     11.97        NM       NM

       Income before taxes                           2,768    1,886     4,969     3,252     3,882     1,829      525
       Fixed charges - total                         7,149    7,969    15,803    18,034    14,944     8,481    4,907

       Earnings                                      9,917    9,855    20,772    21,286    18,826    10,310    5,432

       Fixed charges - total                         7,149    7,969    15,803    18,034    14,944     8,481    4,907


       Ratio of Earnings to fixed Charges
          including deposit interest (x)              1.39     1.24      1.31      1.18      1.26      1.22     1.11
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